Exhibit 5.1

Stradling Yocca Carlson & Rauth,

a Professional Corporation

Attorneys at Law

4365 Executive Drive, Suite 1500

San Diego, California 92121

December 27, 2012

Therapeutic Solutions International, Inc.

4093 Oceanside Boulevard, Suite B

Oceanside, California 92056

Re:

Registration Statement on Form S-8

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by Therapeutic Solutions International, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 12,000,000 shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), reserved for issuance pursuant to the Registrant’s 2012 Stock Incentive Plan (the “2012 Plan”).

We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Registrant in connection with the authorization, issuance and sale of the Shares.

Based on the foregoing, it is our opinion that the issuance of the Shares against full payment in accordance with the respective terms and conditions of the 2012 Plan will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

STRADLING YOCCA CARLSON & RAUTH

/s/ Stradling Yocca Carlson & Rauth